UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2008

MERIT MEDICAL SYSTEMS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the “Company”), which will be held on Wednesday, May 21, 2008, at 3:00 p.m., at the Company’s corporate offices at 1600 West Merit Parkway, South Jordan, Utah, 84095 (the “Annual Meeting”), for the following purposes:

(1)                                  To elect two directors of the Company, to serve until the Annual Meeting of the Company’s Shareholders in 2011 and until their respective successors have been duly elected and qualified;

(2)                                  To consider and vote upon a proposal to amend Article IV of the Company’s Articles of Incorporation, as amended, for the purpose of increasing the number of shares of authorized capital stock of the Company from 55,000,000 shares to 105,000,000 shares, of which 5,000,000 shares shall be shares of preferred stock, no par value, and 100,000,000 shares shall be shares of common stock, no par value;

(3)                                  To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the  year ending December 31, 2008; and

(4)                                  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

IMPORTANT

Whether you plan to attend the meeting or not, we urge you to vote your shares as soon as possible.  Please either sign and return the accompanying card in the postage-paid envelope or instruct us via the Internet or by telephone as to how you would like your shares voted.  This will ensure representation of your shares at the Annual Meeting if you are unable to attend.  Instructions on how to vote your shares via the Internet or by telephone are on the proxy card or voting instruction card.

By Order of the Board of Directors,

KENT W. STANGER

April 8, 2008	Chief Financial Officer, Secretary and Treasurer

ELECTRONIC AND TELEPHONE VOTING:

You may now vote your shares over the Internet or by telephone.

Follow the instructions on your proxy card or voting instruction card.

ELECTRONIC DELIVERY:

We are pleased to offer the convenience of viewing our proxy statements, Annual Reports to Shareholders and related materials on-line.  With your consent, we will stop sending paper copies of these documents unless you notify us otherwise.

To participate, please follow these 2 steps:

1.   Log on to the Internet at www.proxyvote.com

2.   Follow the instructions on the website.

You will receive notification when the materials are available for review.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2008:

This Proxy Statement and the accompanying annual report are available at:  www.proxyvote.com

Among other things, this Proxy Statement contains information regarding:

•                  Date, time and location of the Annual Meeting;

•                  Matters being submitted to the shareholders; and

•                  Information concerning voting in person at the Annual Meeting.

MERIT MEDICAL SYSTEMS, INC.

1600 West Merit Parkway

South Jordan, Utah  84095

PROXY STATEMENT

Annual Meeting of Shareholders

May 21, 2008

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company’s common stock, no par value (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 21, 2008, at 3:00 p.m., at the Company’s corporate offices at 1600 West Merit Parkway, South Jordan, Utah, and at any adjournment or postponement thereof (the “Annual Meeting”).  This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed or made available to shareholders of the Company on or about April 8, 2008.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials, as well as the expense of making this Proxy Statement and accompanying materials available on the Internet.  In addition to the solicitation of proxies by use of the mail and the Internet, the directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and the Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.  The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000.

VOTING

The Board of Directors has fixed the close of business on March 25, 2008 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the “Record Date”).  As of the Record Date, there were issued and outstanding 27,571,725 shares of Common Stock.  The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of the Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies.  If no instructions are indicated, those shares will be voted FOR the election of each of the two director nominees, FOR the proposal to amend Article IV of the Company’s Articles of Incorporation, as amended, FOR the ratification of the appointment of Deloitte & Touche LLP

(“Deloitte”) to be the Company’s independent registered public accounting firm for the  year ending December 31, 2008, and, in the discretion of the proxy holder, as to any other matters that may properly come before the Annual Meeting if the Company did not receive notice of such matters a reasonable time prior to the Annual Meeting.  The Company is not currently aware of any other matters to be presented at the Annual Meeting.

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date by mail by voting via the Internet or by telephone, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.  In order to revoke a proxy executed with respect to shares held in street name, the shareholder must contact the appropriate broker or nominee.

Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as “represented” for the purpose of determining the presence or absence of a quorum.  Under the Utah Revised Business Corporations Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal.

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date.  In the election of directors, shareholders will not be allowed to cumulate their votes.  The two nominees receiving the highest number of votes will be elected.  Approval of the proposal to amend Article IV of the Company’s Articles of Incorporation, as amended, requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s capital stock.  For approval of the proposed ratification of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the  year ending December 31, 2008, the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors or the ratification of the appointment of the independent registered public accountants.  Abstentions and broker non-votes will, however, have the effect of a negative vote against the proposal to amend Article IV of the Company’s Articles of Incorporation, as amended. Any other matter presented for approval by the shareholders at the Annual Meeting will generally be approved if the number of votes cast in favor of a matter exceeds the number of votes cast in opposition.  With respect to any such matter, abstentions and broker non-votes are not likely to affect the outcome of a vote on such matter.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, two directors of the Company are to be elected to serve until the Annual Meeting of the Company’s shareholders in 2011 and until their successors are duly elected and qualified.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited by this Proxy Statement will be voted for other persons as may be designated by the present Board of Directors.  The two nominees receiving the highest number of votes at the Annual Meeting will be elected.

Classification of Board of Directors

The Company’s Articles of Incorporation, as amended,  provide for the classification of the Board of Directors, also known as a “staggered board.”  The directors of the Company are divided into three classes, with the directors in each class serving a three-year term.  The classes are staggered, with the terms of one-third of the directors, as near as possible, expiring at each annual shareholders meeting.  Based upon the existing classification of the Board of Directors, the terms of James J. Ellis and Kent W. Stanger are scheduled to expire in connection with the Annual Meeting.

Nominees for Re-Election as Directors

Certain information with respect to each director nominee is set forth below.

James J. Ellis, 74, has been a director of the Company since November 1995.  He has been Managing Partner of Ellis/Rosier Financial Services since 1992.  Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas, from 1979 until his retirement in 1992.  He also serves as a director of Jack Henry & Associates, a publicly-traded company engaged in the sales and service of software for the banking industry.   Mr. Ellis received a Bachelor Degree of Business and Public Administration degree from University of Missouri in 1956.

Kent W. Stanger, 53, has been Chief Financial Officer, Secretary, Treasurer and a director of the Company since 1987.  Prior to joining the Company, Mr. Stanger was the controller for Utah Medical Products, Inc. from 1985 to August 1987.  Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc.  and was a practicing CPA from 1979 through 1982 for Hansen, Barnett and Maxwell, a Utah accounting firm.  Mr. Stanger received a Bachelor of Arts degree in accounting from Weber State University in 1978.

The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees to serve as directors of the Company.

Directors Whose Terms of Office Continue

Fred P. Lampropoulos, 58, has been Chairman of the Board, Chief Executive Officer (“CEO”) and President of the Company since its formation in July 1987.  From 1983 to June 1987, Mr. Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc.  Mr. Lampropoulos’ term as a director expires in 2009.

Franklin J. Miller, M.D., 67, has been a director of the Company since 2005.  Since January 2002, Dr. Miller has been the Director of the Hereditary Hemorrhagic Talangiectasia (HHT) Clinic at the University of California San Diego (“UCSD”), one of twenty-eight worldwide clinics, and has also been a Professor of Interventional Radiology at UCSD.  Since 1976, Dr. Miller has been a Professor of Radiology and Surgery at the University of Utah.  He has also been the Director of the HHT Clinic in Utah since 1996.   From 1997 to March 2005, Dr. Miller served as a consultant to the Company, assisting in the testing and development of the Company’s products.  Dr. Miller received a medical degree from Temple University in 1966, and served his residency and fellowship at Johns Hopkins Hospital from 1969-1973.  Dr. Miller’s term as a director expires in 2009.

Rex C. Bean, 78, has been a director of the Company since 1988.  Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments.  Mr. Bean’s term as a director expires in 2010.

Richard W. Edelman, 67, has been a director of the Company since 1988.  From 2006 to the present, Mr. Edelman has served as a Managing Director and Senior Vice President of SMH Capital Inc., an investment banking firm.  From 2000 to 2006, he was the Managing Director and Manager of SMH Capital’s Dallas branch.  From 1998 to 2000, he was a Senior Vice President of Southwest Securities, Inc., a stock brokerage firm headquartered in Dallas, Texas.  From 1996 to 1998, he was Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm.  From 1987 to 1996, he was employed by Southwest Securities, Inc., as a Securities Analyst and Senior Vice President.  Prior to joining Southwest Securities, Inc., in 1987, Mr. Edelman was a Securities Analyst and Vice President for Schneider, Bernet and Hickman, a Dallas, Texas securities firm.  Mr. Edelman obtained a Masters of Business Administration degree from Columbia University in 1966.  Mr. Edelman’s term as a director expires in 2010.

Michael E. Stillabower, M.D., 64, has been a director of the Company since 1996.  Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980.  In 1999, Dr. Stillabower was appointed Director, Cardiovascular Research, of Christiana Care Health Systems.  From 1988 to 1999, he was Chief of Cardiology at the Medical Center of Delaware, where he had held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988.  In May 1995 he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976.  He is an Elected Fellow of the American College of Cardiology and a member of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts.  Mr. Stillabower’s term as a director expires in 2010.

CORPORATE GOVERNANCE

Committees of the Board

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  The Company believes each of the directors serving on the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director for purposes of the Marketplace Rules of the NASDAQ National Market on which the Common Stock is currently quoted and that each of the directors serving on the Compensation Committee is an “independent director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.  During the  year ended December 31, 2007, there were sixteen meetings held by the Board of Directors.  No director attended fewer than 75% of the total number of meetings of the Board of Directors and of any committee on which he served.

Audit Committee.  The Audit Committee meets to review and discuss the Company’s accounting practices and procedures with the Company’s management and independent public accountants and to review the quarterly and annual financial statements of the Company. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and reporting practices.  The Audit Committee’s primary duties include reviewing the scope and adequacy of the Company’s internal accounting and financial controls; reviewing the independence of the Company’s independent registered public accounting firm; approving the scope of their audit activities; approving the fees of the Company’s independent registered public accounting firm; approving any non-audit related services; reviewing the audit results; reviewing the objectivity and effectiveness of the Company’s internal audit function; and reviewing the Company’s financial reporting activities and the accounting standards and principles followed.

Deloitte & Touche LLP currently serves as the Company’s independent registered public accounting firm. The members of the Audit Committee are Richard W. Edelman (Chairman), James J. Ellis and Rex C. Bean.  The Board of Directors has determined that Richard W. Edelman, who serves as the Audit Committee Chairman, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s Internet website www.merit.com.  The Audit Committee met four times during 2007.

Compensation Committee.  The Compensation Committee is responsible for overseeing, reviewing and approving executive compensation and benefit programs of the Company.  The members of the Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Franklin J. Miller.  The Board of Directors has adopted a Compensation Committee Charter, a copy of which is available on the Company’s Internet website www.merit.com. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 6 below.  The Compensation Committee met six times during 2007; however, the Compensation Committee met and informally discussed compensation issues affecting the Company at other times as well.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for overseeing the nomination of the Company’s directors.  The Nominating Committee selects, evaluates and recommends to the full Board of Directors qualified candidates for election to the Board of Directors.  The members of the Nominating and Corporate Governance Committee are Rex C. Bean (Chairman), James J. Ellis, and Michael E. Stillabower, M.D.  The Nominating and Corporate Governance Committee met once in 2007.  The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter, a copy of which is available on the Company’s Internet website www.merit.com.

The Board of Directors will consider recommendations for director nominees by shareholders if the names of those nominees and relevant biographical information are submitted in writing to the Secretary of the Company in the manner described for shareholder nominations below under the heading “Proposals of Shareholders.”  All director nominations, whether submitted by a shareholder, the Nominating and Corporate Governance Committee or the Board of Directors, will be evaluated in the same manner.  The current director nominees were recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors, including the independent members thereof.

Code of Ethics and Whistleblower Hotline

The Company has adopted a Code of Ethics applicable to its principal executive officer and principal financial officer.  The Company’s Code of Ethics is posted on the Company’s Internet website www.merit.com.

The Company has established a whistleblower hotline that enables Company employees, vendors, customers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics.  The Company’s whistleblower hotline is (877) 874-8416 or online at www.silentwhistle.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities that are derivative of the Common Stock.  Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of those forms and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) reports required to be filed by the Company’s officers and directors during the  year ended December 31, 2007 were filed.

Shareholder Communication with the Board of Directors

The Board of Directors will receive communications from shareholders.  All communications, except those related to shareholder proposals that are discussed below under the heading “Proposals of Shareholders,” must be sent to the Chairman of the Board of Directors at the Company’s executive offices at 1600 West Merit Parkway, South Jordan, Utah 84095.  Communications submitted to the Board of Directors (other than communications received through the Company’s whistleblower hotline, which are reviewed and addressed by the Audit Committee) are reported to the other directors of the Company at the next regular meeting of the Board of Directors.  All members of the Board of Directors are strongly encouraged to attend the Annual Meetings of Shareholders.  All members of the Board of Directors were present at the 2007 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

In addition to Mr. Lampropoulos and Mr. Stanger, whose biographies are included previously in this Proxy Statement as directors of the Company, certain information is furnished with respect to the following executive officers of the Company:

Martin R. Stephens, 54, was appointed Executive Vice President of Sales in November 2004, from his previous position as Vice President of Business Development of the Company where he served since June 2004.  Prior to joining the Company, Mr. Stephens was employed at Zions Utah Bancorporation, Salt Lake City, Utah, where he as served Vice President of Sales from 1989 to 2003.  From 1988 to 2004, Mr. Stephens served as an elected Representative in the Utah House of Representatives and served as Speaker of the House from 1998 to 2004.  Mr. Stephens earned a Bachelor of Business Administration from Weber State University.

Arlin D. Nelson, 67, joined the Company in 1988 and currently serves as the Company’s Chief Operating Officer.  Prior to his appointment as Chief Operating Officer, Mr. Nelson worked for the Company as a Vice President of the Company’s Research and Development Department from 2004 to 2006 and as Manufacturing and Research & Development Engineer from 1999 to 2004.   Prior to joining the Company, Mr. Nelson served as the Vice President of Operations of Intermountain Packing, Inc. from 1985 to 1987 and served as Co-Founder and Vice President of Operations of Willow Technology, Inc. from 1979 to 1984.

Rashelle Perry, 42, joined the Company in 2001, and currently serves as the Company’s Chief Legal Officer.  Prior to joining the Company, Ms. Perry served as General Counsel for Promedix.com, Salt Lake City, Utah and Corporate Counsel for Unishippers Association, Inc., Salt Lake City, Utah.  Ms. Perry also worked for Novel, Inc., Orem, Utah and for the law firm of Parsons, Davies, Kinghorn and Peters, LLC, Salt Lake City, Utah.   Ms. Perry earned an Honors Bachelor of Arts from the University of Utah in 1989 and a Juris Doctorate from the University of Utah in 1992.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide information regarding the Company’s philosophy and objectives underlying our compensation policies, the processes the Company follows in setting compensation, and the components of compensation that the Company utilizes in compensating its senior executive officers.   This discussion is focused on the Company’s named executive officers “NEOs” listed in the Summary Compensation Table and other compensation tables beginning on page 13, which should be read in conjunction with this discussion.

Executive Summary

Under the oversight of the Compensation Committee of the Board of Directors (“Committee”), the Company’s compensation philosophy is to offer compensation programs to our executives that:

•    Focus executives on achieving or exceeding measurable performance targets;

•    Encourage continuation of the Company’s entrepreneurial spirit;

•    Attract and retain highly qualified and motivated executives;

•    Promote the Company’s guiding principles for adherence to a high ethical environment, as well as health and safety standards; and

•    Align compensation with shareholder value.

In meeting these objectives, the Committee strives to align the interests of management and shareholders and maximize shareholder value.

The compensation programs specific to the Company’s NEOs are administered by the Committee.  The three members of the Committee are non-employee directors who qualify as (i) an “independent director” under the requirements of The NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code.  The Committee operates under a written charter and has the specific charter responsibility to approve the compensation of the NEOs.

For 2008, the Committee is considering administering the Company’s compensation programs consistent with the following compensation philosophy:

Compensation Element	Market*
Fixed
Base Salary	Median
Retirement 401k Plan	Median
Health & Welfare Benefits	Median
Perquisites	Median
Variable
Annual Incentives	Median
Long-Term Incentives	Median
Other
Severance Benefits	Median
Change-in-Control Benefits	Median

* Benchmark comparisons may vary due to differences in valuation methodologies, timing, and availability of data.

In pursuit of these objectives, the Committee believes that the compensation packages provided to the NEOs should include both cash and equity-based compensation, in the form of stock options, with an emphasis on performance-based pay.  Base pay and benefits are set at levels considered necessary to attract and retain qualified and effective employees.  Variable incentive pay is used to align the compensation of the NEOs with the Company’s short-term business and performance objectives such as income and overall financial performance.  Equity awards are used to retain key employees and to motivate executives to create long-term shareholder value.

Process for Establishing Compensation

The Committee has overall responsibility for making decisions regarding the compensation of the NEOs.  In conducting an annual performance review and determining appropriate compensation levels for our CEO, the Committee meets and deliberates outside the presence of the CEO.  Performance reviews of our CEO are based on performance of that year for achieving Company performance objectives.  Performance reviews of other NEOs are based on the Company’s CEO’s evaluation of individual performance as well as Company performance for that year.  With respect to the compensation levels for the other NEOs, the Committee considers input and recommendations from the CEO. While the CEO makes recommendations concerning salary adjustments, cash bonus programs or award amounts for the other NEOs, the Committee can exercise its discretion to modify or reject any recommendation.

The Committee and Company did not utilize the services or follow the recommendation of any outside consultants in setting the levels of NEO compensation for year 2007.  With the intent in designing compensation programs and determining compensation levels for the 2008 year, the Committee decided for the first time to obtain assistance from an independent compensation consultant in conducting a review of our compensation program for the NEOs and to advise in the establishment of a new program.  The Committee engaged Hay Group, Inc., a global human resources consulting firm, to serve as its independent advisor and compensation consultant.  The Chairman of the Committee worked directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision-making processes.  The engagement included provision of benchmark comparative data for the NEOs with respect to base salaries, annual cash bonuses, long-term incentives, and equity incentives, as well as review of current employment arrangements, incentive plan designs and comparative data regarding severance, change of control, benefits and perquisites.  At the direction of the Committee, Hay Group also met with management to gain a better understanding of the Company’s past pay policies and practices and to facilitate development of new approaches to executive compensation.  Hay Group provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs.  Prior year compensation decisions with regard to the NEOs were made primarily on subjective evaluations of the individuals with some reference to comparative data, but without any specific comparative targets.

In approving compensation of the CEO, the Committee reviews data which it believes is representative of the medical products industry, primarily by reviewing public disclosure of other public companies, as filed with the U.S. Securities and Exchange Commission.  The Committee considered, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years, and other factors considered relevant by the Committee.  The Committee attempts to benchmark companies in the medical device or medical products industries with similar annual revenue, size and other factors.  The Committee believes these 15 benchmark “Compensation Peer Group” companies are the most likely companies that the Company competes to attract and retain senior executives: Align Technology, Inc.;  NPS Pharmaceuticals, Inc.; Nutraceutical International Corporation; Myriad Genetics, Inc.; Advanced Neuromodulation Systems, Inc.; Sonosite, Inc.; Angiodynamics, Inc.; ICU Medical, Inc.; Cantel Medical Corporation; Conceptus, Inc.; Conmed Corporation; Datascope Corp; Utah Medical Products, Inc.; Theragenics Corporation and Kensey Nash Corporation.  For year 2008, the Committee in conjunction with its independent compensation consultant expanded this group to 29 peer companies.

As in past years, the Committee relied on its experience and judgment in making executive compensation decisions after reviewing the performance of the Company for 2007 and evaluating the NEO’s performance and responsibilities with the Company, and current compensation arrangements.  The compensation program for the

NEOs and the Committee assessment process have been designed to be flexible so as to better respond to the evolving business environment and individual circumstances relative to individual performance reviews, and internal equity for compensation levels among our executives.

Pay Mix

The allocation between cash, non-cash, short-term and long-term incentive compensation is influenced by the practices of the Company’s Compensation Peer Group and reflects the Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance.  Actual cash and equity incentive awards are set as a result of the performance of the Company or the individual NEO, depending on the type of award, compared to established goals.  For 2007, the elements of the compensation mix include:

•                  Base salary, which is designed to attract and retain executives over time;

•                  Annual cash incentive bonus compensation, which is designed to focus on business objectives established by the Board of Directors for a particular year;

•                  Long-term incentive compensation, consisting of stock options, which is designed to focus executives on the long-term success of the Company as reflected in increases in the market price of the Company’s stock;

•                  Broad-based employee retirement, welfare and fringe benefits programs, and other personal benefits; and

•                  Executive deferred compensation and post-retirement medical benefits.

Fixed Compensation

Base Salary

In 2007, any base salary adjustments were based upon an evaluation of performance and contribution with some attention to comparative data. For 2008, the Committee intends to review the base salary of each NEO based primarily on consideration of the median pay levels of the Compensation Peer Group.  In reviewing base salaries for the NEOs, the Committee also considers the CEO recommendations for all NEOs (excluding the CEO himself) in addition to other relevant factors for each individual such as achievement of pre-agreed objectives in the preceding  year, individual performance review, and the internal equity of the NEO’s base salary as compared to salaries of other executives of the Company, as well as the Company’s performance against key objectives under its budget for the preceding  year, including objectives related to revenue and earnings, as well as competitive results.  Although the Committee believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team, it also believes that a significant portion of executive compensation should be based on pay-for-performance.

Fred P. Lampropoulos, Kent W. Stanger and Arlin D. Nelson did not receive salary increases in 2007.  Martin R. Stephens and Rashelle Perry received salary increases in 2007, consistent with annual market movement, performance and in recognition of increased responsibilities.  The Committee believes that, as a group, the NEOs are at or near the median base salary of the Company’s Compensation Peer Group.

Broad-Based Benefits Programs

The Company offers certain broad-based benefits programs, including benefits such as health, dental, disability and life insurance, health care savings accounts, paid vacation time and company contributions to a 401(k) Profit Sharing Plan based upon quarterly evaluation of profitability.  In 2007, the Company made a contribution based on profitability for the first and second quarters.  Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees.  There are no additional benefits programs for the NEOs, except for limited perquisites in order to achieve a competitive pay package as detailed in the Summary Compensation Table.

Deferred Compensation Plan and Early Retiree Program

The Company provides a nonqualified deferred compensation plan, for the benefit of certain of its highly-compensated management employees, including the NEOs.  Under the non-qualified deferred compensation plan, eligible executives may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year.  Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational and self-directed investment options offered under the plan.  In its direction, the Company can credit each eligible participant’s account under the deferred compensation plan with an employer matching contribution; however, the Company has never made such a matching contribution.  Participant account balances under the deferred compensation plan are fully-vested and will be paid by the Company to each participant upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the participant.

                Effective in 2007, the Company also adopted an early retiree program allowing certain Company executive employees, including NEOs, to continue to purchase health benefits through the Company at the rate available to current Company employees plus ten percent (the “Early Retiree Program”).  The Early Retiree Program applies only to retirees who serve as Vice Presidents of the Company (or in a higher ranking position) at the time of their retirement.  In order to participate in the Early Retiree Program, executive retirees must meet specific criteria, such as having a minimum of ten years of service with the Company, being at least 45 years old at the time of their retirement, and having participated in the Company-sponsored medical plan for a minimum of two years prior to retirement date.  Retiree coverage ceases when the participant elects any other group health insurance coverage or when the participant becomes eligible for Medicare.

The Company and its subsidiaries do not maintain any other executive pension or retirement plans for the NEOs.

Variable Compensation

Incentive compensation programs relate directly to the Company’s results.  Investors focus on earnings growth and cash flow as reliable indicators of overall near term performance.

Annual Incentive Cash Bonuses

It is the Company’s general practice to provide NEOs with the opportunity to earn annual incentive cash bonus compensation under programs that reward attainment of key objectives under corporate business plans.  The objectives that underlie the Company’s annual incentive compensation programs may vary between years and between the NEOs, but generally include objectives that reward attainment of earnings.  In setting the bonus amounts that a NEO is eligible to earn for achieving specified objectives, the Committee through recommendation of the CEO (except himself) reviews bonus and total cash compensation levels at or near the median of the Compensation Peer Group and published survey data.  Bonus opportunities for achieving objectives are generally established for each NEO based on job scope and complexity. Executives have the opportunity to earn discretionary bonuses for extraordinary performance referenced in column (d) of the Summary Compensation Table on page 13.

The decision as to whether to offer an annual incentive cash bonus program to NEOs for any year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the CEO (excluding himself) and the Committee and its assessment of general and industry specific conditions existing during the applicable period.  In determining the amount of bonus that a NEO is eligible to earn under a bonus program, the Committee may also exercise negative discretion based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Committee considers relevant.

For 2007, the Committee offered each of the NEOs the opportunity to earn a cash bonus under the Company’s bonus program.  For 2007, the NEOs were eligible to receive an incentive bonus if the Company achieved aggregate goals established by the Committee in the following categories: sales, earnings, expense reduction, assimilation of acquisitions, implementation of offshore manufacturing to reduce costs, increased productivity per employee, and research and development of new products.  The CEO also established individual goals for some of the NEOs for 2007.  The Committee believes that annual cash bonus opportunities are highly effective motivators for management employees that were instrumental in obtaining Company performance in both 2007 and 2006, supported by the achievement of goals met in 2007.  Incentive bonus amounts earned by the NEOs for 2007 are reported under the caption heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table that appears on page 13 below.

To provide an appropriate structure for cash bonus incentives for 2008 and future years, the Committee is currently reviewing a 2008 Annual Incentive Plan that may in the future be submitted for ratification by vote of the Company’s shareholders.

For 2008, a performance-based target incentive cash bonus plan is under consideration by the Committee for the NEOs which may be based upon achievement of Company profit targets and upon achievement of total shareholder return (“TSR”) in comparison with the 2008 Compensation Peer Group.  The proposed plan calls for target bonuses as a percentage of base compensation for the NEOs at pre-determined performance targets, but also provides for bonuses of 20% of targeted bonuses at threshold performance and as much as 200% of targeted bonuses at maximum performance.  The bonus percentages and ranges will be determined primarily by reference to comparative compensation data provided to the Committee by its independent advisor.  The Committee is currently considering setting the minimum threshold performance levels at a probability of approximately 80%, the target at approximately 50% probability and the maximum at a low probability of approximately 10%.  The maximum bonus is thus intended to be payable only upon truly superior performance.  The Committee intends for this annual bonus plan to provide a strong incentive for management to meet budgetary income goals as well as to encourage superior performance in utilization of corporate resources in comparison with the Compensation Peer Group.

In addition to the cash bonus opportunities under formal pay-for-performance cash bonus programs, the Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the NEOs and other executives from time to time that are not part of the annual incentive plan or any other plan.  With respect to the NEOs, any discretionary bonuses awarded based on exceptional performance rather than pre-determined performance criteria during 2007 are reported under the caption heading “Bonus” in the Summary Compensation Table that appears on page 13 below.

Long-Term Incentive Compensation

Long-term equity awards, in the form of stock options, are granted at the Committee’s discretion to the NEOs annually in an effort to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods and to align management and shareholder interests.  In making awards under the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan, the Committee considers grant size, the appropriate combination of equity-based awards, the impact of the grant on the Company’s financial performance as determined in accordance with the requirements of SFAS 123(R), and the corresponding compensation value used by the Company in determining the amount of the awards (which may vary from the SFAS 123(R) expense).  The amount of long-term equity awards granted to the NEOs is generally based upon the Committee’s assessment of each NEO’s expected future contributions to the Company.  The Company generally grants long-term equity awards at the regularly scheduled Compensation Committee meeting held in December of each year, but may vary from year to year.  As reported in the Grants of Plan-Based Awards on page 14, each NEO received stock option grants in 2007: Fred P. Lampropoulos received options for 55,000 shares; Kent W. Stanger received options for 35,000 shares; Martin R. Stephens received options for 15,000 shares; Arlin D. Nelson received options for 20,000 shares; and Rashelle Perry received options of 10,000 shares.  For 2006, none of the NEOs or other employees of the Company received stock options, except for Fred P. Lampropoulos and Kent W. Stanger.

Options are granted to NEOs with an exercise price equal to the closing price per share on the date of grant, (or if the market is closed, with the most immediately available recent closing price), and historically vest on an immediate, three-year, or five-year pro-rated basis.  The Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan allows for a minimum three-year vesting schedule, although vesting of options may accelerate upon a change in control of the Company.  The Company does not grant options with an exercise price below 100% of the trading price of the underlying shares of Common Stock on the date of grant  or grant options that are priced on a date other than the grant date (unless granted on a Saturday or day when the market is closed).  Stock options only have a value to the extent the value of the underlying shares of Common Stock on the exercise date exceeds the exercise price.  Accordingly, stock options provide compensation to the NEOs only if the underlying share price increases over the option term.

Other

Change of Control and Severance Benefits

        Each NEO has entered into an employment agreement that provides payments and benefits in the event of termination of employment under certain circumstances, including in connection with a change of control.  The employment agreements provide for the continued employment of the NEO for two years following a “change of control” as defined under “Potential Payments Upon Termination or Change of Control” (three years in the case of Fred P. Lampropoulos) in essentially the position held prior to the change of control and at an annual base salary and average annual bonus based on the salary paid during the last  year and the average of the bonuses paid during the three  years prior to the change of control.

These agreements reflect the concern of the Board of Directors that any future threatened or actual change of control such as an acquisition or merger could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives.  The change of control provisions in the employment agreements are intended to provide a measure of incentive and security to the executives through the resolution of the threat or through a change of control.  The Committee believes that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the NEOs simply because a change of control has occurred.  Because of this concern, the occurrence of a change of control event alone will not trigger any payment obligations to the NEOs under their respective agreements. Payment obligations under the employment agreements only arise in the event the NEO’s employment is terminated or is deemed to be terminated without “Cause” or “For Good Reason” (as defined in the agreements) within the period commencing 90 days prior to and for 2 years following a change of control, thus, the employment agreements are regarded as “double trigger” change of control agreements.  Details of these agreements are provided on page 18.

Stock Ownership Guidelines

Beginning in 2008, it is the intent of the Committee to evaluate stock ownership guidelines for the NEOs, other members of management and the directors of the Company.  These guidelines may provide for each covered individual to hold a number of shares of the Company’s Common Stock with an aggregate market value that equates to a specified multiple of the employee’s base salary or, in the case of directors, of their annual cash retainer.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company’s CEO during a tax year or to any of the company’s three other most highly compensated executive officers who are still employed at the end of the tax year.  The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company’s shareholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m). .  In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers.  No NEO’s compensation in 2007 exceeded the $1 million deduction limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee establishes and oversees the design and function of the Company’s executive compensation program.  The undersigned members of the Compensation Committee of the Board of Directors have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting.

COMPENSATION COMMITTEE

James J. Ellis, Chairman

Rex C. Bean

Dr. Franklin J. Miller

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation paid to or earned by each of the NEO for the years indicated.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name and Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)

Fred P. Lampropoulos	2007	458,000	50	135,769	200,000	50,544	(4)(5)	844,363
Chairman of the Board,	2006	456,400	300	162,551	200,000	18,904	(4)(5)	838,155
Chief Executive Officer and President

Kent W. Stanger	2007	228,000	11,000	85,693	60,000	5,124	(5)(7)	389,817
Chief Financial Officer,	2006	226,000	150	89,189	60,000	15,165	(4)(5)(7)	390,504
Secretary, Treasurer and Director

Martin R. Stephens	2007	308,654	—	16,815	—	5,245	(5)(7)	330,714
Executive Vice President of Sales	2006	248,077	5,100	7,706	100,000	7,266	(5)(6)(7)	368,149

Arlin D. Nelson	2007	200,000	20,000	21,420	42,500	7,692	(4)	291,612
Chief Operating Officer	2006	175,962	—	18,340	40,000	17,404	(4)(7)	251,706

Rashelle Perry	2007	163,822	22,000	25,038	45,000	2,342	(5)	258,202
Chief Legal Officer

(1)                                  In the case of Mr. Lampropoulos, the salary figures shown include directors’ fees for 2007 in the amount of $28,000 and directors’ fees for 2006 in the amount of $26,400 for 2006.  In the case of Mr. Stanger, the salary figures shown include directors’ fees for 2007 in the amount of $28,000 and directors’ fees for 2006 in the amount of $26,000.

(2)                                  Bonus amounts in column (d) represent discretionary bonuses not based upon pre-determined performance criteria.  Incentive bonuses under the Company’s performance-based annual bonus plan for based on pre-established performance criteria appear in column (f) under the heading “Non-Equity Incentive Plan Compensation.”

(3)                                  The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and December 31, 2006, as applicable, in accordance with SFAS 123(R) of awards of stock options granted pursuant to the Company’s long-term incentive plans, and thus may include amounts from awards granted in and prior to 2007 and 2006.  Assumptions used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the years ended December 31, 2007 and December 31, 2006, are included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008 and March 15, 2007, respectively.

(4)                                  Includes vacation benefits paid to the NEOs in cash in lieu of benefits in the following amounts: (i) for 2007, in the amount of $45,481 for Fred P. Lampropoulos and $7,692 for Arlin D. Nelson; and (ii) for 2006, in the amount of $13,954 for Fred P. Lampropoulos, $7,692 for Kent W. Stanger, and $15,144 for Arlin D. Nelson.

(5)                                  Amounts shown reflect matching contributions made by the Company for the benefit of the NEOs to the Company 401(k) Plan in the following amounts: (i) for the year ended December 31, 2007: Fred P. Lampropoulos $5,063; Kent W. Stanger $3,760; Martin R. Stephens $4,030; and Rashelle Perry $2,342; and (ii) for the year ended December 31, 2006: Fred P. Lampropoulos $4,950; Kent W. Stanger $4,950; and Martin R. Stephens $4,950.

(6)                                  Includes income from the Merit Medical Systems, Inc. Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 2006 for Martin R. Stephens in the amount of $265.

(7)                                  Amounts shown reflect the incremental travel expenses incurred by the Company for spouses of the following NEOs who attended the Company’s off-site President’s Award recognition event:  (i) for 2007, Kent W. Stanger in the amount of $1,364 and Martin R. Stephens in the amount of $1,215; and (ii) for 2006, Kent W. Stanger in the amount of $2,523, Martin R. Stephens in the amount of $2,051; and Arlin D. Nelson in the amount of $2,260.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity based and equity-based plan awards granted to the NEOs during the year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)
Name Granted	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	All Other Option Awards: Number of Securities Underlying Options Granted (#) (2)	Exercise Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Option Awards ($) (4)

Fred P. Lampropoulos		200,000
	6/27/2007		55,000	12.13	349,036

Kent W. Stanger		60,000
	6/27/2007		35,000	12.13	222,114

Martin R. Stephens		100,000
	6/27/2007		15,000	12.13	95,192

Arlin D. Nelson		42,500
	6/27/2007		20,000	12.13	126,922

Rashelle Perry		45,000
	6/27/2007		10,000	12.13	63,461

(1)                                  Listed amounts reflect possible incentive performance bonuses earned in 2007.  Performance based bonuses earned for 2007 are listed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table set forth on page 13.

(2)                                  Stock options vest five years from the date of grant.

(3)                                  The exercise price per share under each stock option is the market closing price on the date of grant.

(4)                                  Column (f) shows the fair value of the options as computed under SFAS 123(R).  Generally, the Company expenses these amounts in its financial statements over the term of the award’s vesting schedule.

Outstanding Equity Awards at Year-End

The following table provides information on the holdings of stock options and other stock awards by the NEOs as of December 31, 2007.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Fred P. Lampropoulos	2/12/2001	111,111		2.07	2/12/2011
	5/23/2001	27,777		2.85	5/23/2011
	12/8/2001	88,889		7.61	12/8/2011
	5/23/2002	17,777		9.56	5/23/2012
	2/6/2003	56,889	14,222	9.74	2/6/2013
	5/22/2003	26,667		10.47	5/22/2013
	12/13/2003	43,000		21.67	12/13/2013
	6/10/2004	27,000		13.81	6/10/2014
	12/18/2004	40,000		15.03	12/18/2014
	5/25/2005	15,000		14.26	5/25/2015
	7/15/2005	75,000		17.99	7/15/2015
	12/28/2005	40,000		12.14	12/28/2015
	5/25/2006	5,100	9,900	11.52	5/25/2013
	6/27/2007	—	55,000	12.13	6/27/2014
Kent W. Stanger	2/12/2001	55,556		2.07	2/12/2011
	5/23/2001	27,777		2.85	5/23/2011
	12/8/2001	44,444		7.61	12/8/2011
	5/23/2002	17,777		9.56	5/23/2012
	2/6/2003	28,445	7,111	9.74	2/6/2013
	5/22/2003	26,667		10.47	5/22/2013
	12/13/2003	29,000		21.67	12/13/2013
	6/10/2004	21,000		13.81	6/10/2014
	12/18/2004	20,000		15.03	12/18/2014
	5/25/2005	15,000		14.26	5/25/2015
	12/28/2005	20,000		12.14	12/28/2015
	5/25/2006	5,100	9,900	11.52	5/25/2013
	6/27/2007	—	35,000	12.13	6/27/2014
Martin R. Stephens	7/14/2004	3,000	2,000	14.48	7/14/2014
	12/18/2004	20,000		15.03	12/18/2004
	12/28/2005	20,000		12.14	12/28/2005
	6/27/2007	—	15,000	12.13	6/27/2014
Arlin D. Nelson	2/12/2001	8,335		2.07	2/12/2011
	12/8/2001	8,890		7.61	12/8/2011
	2/6/2003	7,112	1,777	9.74	2/6/2013
	12/13/2003	3,500		21.67	12/13/2013
	6/10/2004	1,500		13.81	6/10/2014
	12/18/2004	10,000		15.03	12/18/2014
	12/28/2005	10,000		12.14	12/28/2015
	6/27/2007	—	20,000	12.13	6/27/2014
Rashelle Perry	8/6/2001	16,668		4.06	8/6/2011
	12/8/2001	17,779		7.61	12/8/2011
	2/6/2003	14,222	3,555	9.74	2/6/2013
	12/13/2003	7,000		21.67	12/13/2013
	6/10/2004	3,000		13.81	6/10/2014
	12/18/2004	10,000		15.03	12/18/2014
	12/28/2005	10,000		12.14	12/28/2015
	6/27/2007	—	10,000	12.13	6/27/2014

(1)          Unvested options vest as follows: (i) Fred P. Lampropoulos’ option dated 2/6/2003 vests as to 14,222 shares on 2/6/2008, his option dated 5/25/2006 vests as to 4,950 shares on 5/25/2008 and 4,950 shares on 5/25/2009, and his option dated 6/27/2007 vests as to 20% on June 27 each year for five years commencing 6/27/2008; (ii) Kent W. Stanger’s option dated 2/6/2003 vests as to 7,111 shares on 2/6/2008, his option dated 5/25/2006 vests as to 4,950 shares on 5/25/2008 and 4,950 shares on 5/25/2009, and his option dated 6/27/2007 vests as to 20% on June  27 of each year for five years commencing 6/27/2008; (iii) Arlin D. Nelson’s option dated 2/6/2003 vests as to 1,777 shares on 2/6/2008, and his option dated 6/27/2007 vests as to 20% on June 27 of each year for five years commencing 6/27/2008; (iv) Martin R. Stephens’ option dated 7/14/2004 vests as to 1,000 shares on 7/14/2008 and as to 1,000 shares on 7/14/2009, and his option dated 6/27/2007 vests as to 20% on June 27 of each year for five years commencing 6/27/2008; and (v) Rashelle Perry’s option dated 2/6/2003 vests as to 3,555 shares on 2/6/2008, and her option dated 6/27/2007 vests as to 20% on June 27 of each year for five years commencing 6/27/2008.

Option Exercises and Stock Vested

There were no stock options exercised by the NEOs during the year ended December 31, 2007.

Nonqualified Deferred Compensation

Pursuant to the Merit Medical Systems, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and bonuses earned for the ensuing calendar year.  Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the Deferred Compensation Plan.  The NEO’s accounts under the Deferred Compensation Plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2007 or any other time since the Deferred Compensation Plan’s inception.  Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each NEO upon retirement or separation from employment, or on other specified dates certain, in a lump sum form or in installments according to a schedule elected in advance by the participant.

                The following table sets forth certain information regarding the account balances and amounts credited under the Deferred Compensation Plan in 2007 with respect to the NEOs.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year $ (1)	Registrant Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year’s End $
Fred Lampropoulos	—	—	—	—	—
Kent W. Stanger	—	—	10,866	—	121,666
Martin R. Stephens	25,000	—	6,899	—	54,658
Arlin D. Nelson	—	—	—	—	—
Rashelle Perry	46,424	—	12,440	(12,006)	174,250

(1)	These amounts are also reflected in the Summary Compensation Table for the year ended December 31, 2007 as “Salary”.

The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007.  These notational investments were generally the same as the mutual fund investment options offered in 2007 under the Company’s 401(k) Plan:

Name of Fund	Rate of Return
Van Eck Worldwide Hard Assets	45.36%
American Fund IS International 2	20.02%
T. Rowe Price Mid Cap Growth II	17.22%
American Funds IS Growth 2	12.35%
PIMCO VIT Real Return Admin	10.66%
Model Portfolio - Balanced Moderate	10.30%
Model Portfolio - Balanced Growth	10.30%
Model Portfolio - Balanced Conservative	10.27%
Model Portfolio - Income with Growth	9.96%
Model Portfolio - Global Growth	9.81%
PIMCO VIT Total Return Admin	8.76%
William Bernstein VPS International Value A	5.84%
Vanguard VIF Equity Index	5.38%
Nationwide NVIT Money Market V	4.87%
Vanguard VIF Small Company Growth	3.77%
Goldman Sachs VIT Mid Cap Value	3.20%
T. Rowe Price Equity Income II	3.03%
Royce Capital Small Cap	(2.14)%

Potential Payments Upon Termination or Change of Control

Employment Agreements.   The Board of Directors has approved, and the Company has entered into, Employment Agreements (the “Employment Agreements”) with each of the NEOs.   The Employment Agreements provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a change of control.

The Employment Agreements provide for the continued employment of the applicable NEO for two years following a “change of control” as defined below (or for three years in the case of  Fred P. Lampropoulos following a change of control) (the “Employment Period”) in essentially the position held prior to the change of control and at an annual base salary and average annual bonus based on the salary paid during the last  year and the average of the bonuses paid during the three  years prior to the change of control.  The Employment Agreements generally define a “change of control” as (i) the acquisition by any person of 20% or more of the Company’s common stock or voting securities; (ii) certain changes in a majority of the board of directors of the Company; (iii) consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by the Company’s shareholders is the surviving entity; (iv) a sale or other disposition of all or substantially all of the Company’s assets to another entity that is not controlled by the Company’s shareholders; or (v) shareholder approval of a liquidation of the Company.  In addition, during the Employment Period, the NEO are entitled to participate in all retirement plans, benefit plans and other employee benefits in effect prior to the change of control or, if more favorable, in those benefit programs provided to employees after the change of control.

Upon termination of employment by the Company following a change of control, other than for death, disability or “cause” as defined below, or if the NEO terminates employment for “good reason” as defined below, the NEO is entitled to receive the sum of (i) his or her base salary and bonus through the date of termination, (ii) any accrued or deferred compensation or benefits, (iii) an amount equal to the NEO’s annual base salary and average annual bonus multiplied by the number of whole or fractional years remaining in the Employment Period, and (iv) continued coverage during the remainder of the Employment Period under the Company’s benefit plans, programs, practices or policies.  “Cause” generally means willful misconduct or gross negligence.  The Employment Agreements define resignation for “good reason” as resignation on account of a material diminution in the executive’s title, responsibility and authority, continuing breach of the Employment Agreement by the Company, and certain relocations of executive.  The Employment Agreements also provide that the NEOs may voluntarily terminate employment during a 30-day window period following the first 12 months of the Employment Period and that such a termination will be deemed for good reason.  If involuntary termination of the employment of a NEO occurs that is not related to a change of control and is for other than death, disability or cause, or the NEO resigns for good reason other than in connection with a change of control, the NEO is entitled to receive the sum of (i) and (ii) above, plus a sum equal to his or her annual base compensation and average annual bonus (based on the base salary paid during the last  year and bonuses paid during the three prior  years).

If termination of employment of a NEO occurs by reason of death or disability, he or she shall be entitled to payment of base salary and bonus through the date of termination, any deferred or accrued benefits, and other death or disability benefits equal to the most favorable benefits provided by the Company to other employees and their families.  If the NEO is terminated for Cause during the Employment Period, the Company is obligated to pay to the NEO his or her annual base salary through the date of termination, the amount of any compensation previously deferred, and any other benefits due through the date of termination, in each case to the extent not previously paid.

Accelerated Stock Option Vesting Upon a Change of Control.  Under the Company’s 2006 Long-Term Incentive Plan and prior stock option plan, all otherwise unvested stock options held by NEOs become fully vested upon a “change of control” as defined below, without regard to whether the NEO terminates employment.  The Company’s stock option plans generally define a change of control as (i) certain changes in the majority of the Company’s board of directors within a 24 month period; (ii) the acquisition by any person of 50% or more of the Company’s common stock or voting securities; (iii)  consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by the Company’s shareholders is the surviving entity; (iv) a sale or other disposition of all or substantially all of the Company’s assets to another entity that is not controlled by the Company’s shareholders; or (v) shareholder approval of a liquidation of the Company.  Additionally, in the case of stock options granted, such options remain exercisable following a change of control for their entire original term notwithstanding termination of the option holder’s employment prior to the scheduled option expiration date.

Amounts Payable Upon a Change of Control without Termination of Employment.

The following table shows for each NEO the unrealized intrinsic value of his or her otherwise unvested stock options on December 31, 2007 that would have vested had a “change of control” within the meaning of the Employment Agreements occurred on that date, calculated by multiplying the number of underlying shares by the closing price of Common Stock on the last trading day of 2007 and by then subtracting the applicable option exercise price:

(a)	(b)
Name	Intrinsic Value of Stock Options $
Fred Lampropoulos	180,040
Kent W. Stanger	115,076
Martin R. Stephens	26,550
Arlin D. Nelson	42,788
Rashelle Perry	32,480

The Employment Agreements do not provide for any additional payment merely upon a change of control absent a termination of employment.

If a change of control with respect to the Company results in acceleration of vesting of a NEO’s stock options, and if the value of such acceleration plus all other compensatory payments to the NEO that are contingent on the change in control (including the salary and bonus continuation payments described below) exceeds 2.99 times the NEO’s average W-2 compensation with the Company for the five taxable years preceding the year of the change of control (the “Base Period Amount”), the acceleration would result in an “excess parachute payment” under Code Section 280G.   A NEO would be subject to a 20% excise tax, and the Company would be unable to deduct, the amount by which such parachute payments to a NEO exceed the NEO’s Base Period Amount.  The Company has not agreed to provide to its NEOs any gross-up or reimbursement for excise taxes imposed on excess parachute payments.

Amounts Payable upon Termination of Employment

Termination Without Cause or For Good Reason Upon or Following a Change of Control.  The following table shows the amounts that would be payable to each NEO if the Company had undergone a “change of control” within the meaning of the Employment Agreements on December 31, 2007 and the NEO’s employment with the Company terminated voluntarily for good reason or involuntarily without cause on December 31, 2007.  The following amounts are in addition to accrued vacation and distributions from the 401(k) Plan that are payable to all salaried employees upon termination of employment:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Salary and Bonus Continuation $	Stock Option Vesting Acceleration $ (1)	Health Plan Coverage Continuation $ (2)	Deferred Compensation Plan $ (3)	Total $
Fred Lampropoulos	1,855,129	180,040	30,522	—	2,065,691
Kent W. Stanger	532,071	115,076	19,645	121,666	788,458
Martin R. Stephens	751,241	26,550	19,645	54,658	852,094
Arlin D. Nelson	449,007	42,788	14,036	—	505,831
Rashelle Perry	402,895	32,480	1,188	174,250	610,813

(1)                                  The amount shown in column (c) represents the intrinsic value of the otherwise unvested stock options held by NEOs on December 31, 2007 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2007, the last trading day of 2007 ($13.90 a share), and by then subtracting the applicable exercise price.

(2)                                  The amounts in column (d) represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable Employment Period.  The estimated amounts are based upon December 31, 2007 actual premium rates, plus a 10% assumed rate of annual premium cost increases.

(3)                                  The amounts in column (e) represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2007.

Termination Without Cause or For Good Reason (Other Than in Connection with a Change of Control).   The following table shows the amounts that would be payable to each NEO if the NEO’s employment with the Company had terminated voluntarily for good reason or involuntarily without cause, other than in connection with a change of control, on December 31, 2007.  The following amounts are in addition to accrued vacation and distributions from the 401(k) Plan that are payable to all salaried employees upon termination of employment:

(a)	(b)	(c)	(d)	(e)
Name	Salary and Bonus Continuation $	Health Plan Coverage Plan Continuation $	Deferred Compensation Plan $ (1)	Total $
Fred Lampropoulos	618,376	—	—	618,376
Kent W. Stanger	266,036	—	121,666	387,702
Martin R. Stephens	375,621	—	54,658	430,279
Arlin D. Nelson	224,503	—	—	224,503
Rashelle Perry	201,447	—	174,250	375,697

(1)                                  The amounts in column (d) represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2007.

Termination on Account of Death, Disability, Involuntary Termination For Cause or Voluntary Resignation

Without Good Reason.  If on December 31, 2007 a NEO had died, terminated on account of disability, been terminated for cause or voluntarily resigned without good reason, whether or not in connection with a change in control, he or she would have been entitled to receive only: (a) his or her accrued salary and bonus earned through December 31, 2007; (b) accrued but unpaid vacation pay through December 31, 2007; (c) distribution of his or her vested account balance from the 401(k) plan; (d) the payment of insured benefits, if applicable, under the Company’s broad-based long-term disability insurance or group term life insurance plans; and (e) distribution of his or her Deferred Compensation Plan account balance.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors.  In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2007, all directors, including employee directors, received an annual cash retainer of $22,000 plus $2,000 for each in-person board meeting attended and $750 for each telephonic board meeting.  Each member of the Audit Committee received $1,000 per meeting attended and the Audit Committee Chair received an annual retainer of $5,000.  Members of the Compensation Committee receive $1,000 for each meeting attended.  Members of the Nominating and Corporate Governance Committee were not paid additional amounts for attendance at Nominating and Corporate Governance Committee meetings.  Directors who are also full-time employees of the Company received annual cash retainers, but did not receive meeting payments for meetings held during regular business hours.  All directors are also reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board of Directors and committee meetings.

Stock Awards

Directors are also eligible to participate in the Company’s equity incentive programs.  During 2007, each director received an award of options to purchase 15,000 shares of Common Stock at an exercise price of $12.13 per share, the per share market closing price on the date of the grant.  Options vest over five years.

Director Summary Compensation Table

                The following table summarizes the compensation earned or paid by the Company to non-employee directors for the year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)
Name (1)	Fees Earned or Paid in Cash $ (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation $	All Other Compensation $ (4)	Total Compensation $
Rex C. Bean	52,000	35,616	—	1,115	88,731
Michael E. Stillabower, M.D.	40,250	35,616	—	—	75,866
James J. Ellis	49,000	35,616	—	—	84,616
Richard W. Edelman	46,000	35,616	—	1,505	83,121
Franklin J. Miller, M.D.	47,750	35,616	—	1,119	84,485

(1)                                  Fred P. Lampropoulos and Kent W. Stanger served as directors of the Company but are omitted from the Director Compensation Table because of their dual status as NEOs and directors.  Director fees and option awards to Fred P. Lampropoulos and Kent W. Stanger as directors are reported in the Summary Compensation Table on page 13.

(2)                                  The following amounts were earned in 2007 but paid in 2008:  Rex C. Bean $2,750; Michael E. Stillabower, M.D., $750; James J. Ellis, $2,750; Richard W. Edelman, $750; and Franklin J. Miller, $2,750.

(3)                                  The amounts shown in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123(R), and thus included amounts for awards granted in 2007 and prior years.  The grant date value under SFAS 123(R) of stock options awarded to each of the non-employee directors in 2007 was $95,192 (based on the grant of an option for 15,000 shares with a per share Black-Sholes value of $6.346 per option share).  As of the end of year 2007, each non-employee director had outstanding options for the following number of Company shares: Rex C. Bean, 147,221; Michael E. Stillabower, M.D., 147,221; James J. Ellis, 119,444; Richard W. Edelman, 105,776 and Franklin J. Miller, 45,000.

(4)                                  The other compensation shown in column (e), “All Other Compensation” is the incremental travel expense the Company incurred when it paid for the spouses of the directors to attend the Company’s President’s Award recognition event.

Related Party Transactions

                Anne-Marie Wright, Vice President of Corporate Communications of the Company, is the wife of Fred P. Lampropoulos, the Chairman of the Board, Chief Executive Officer and President of the Company.  During the year ended December 31, 2007, the Company paid to Ms. Wright total compensation (including salary and bonus) of $76,667.  Ms. Wright is eligible to participate in the Company’s equity incentive programs and received options to purchase 2,500 shares of Common Stock at a price of $12.13, vesting over a 5-year period, in 2007.

                Joe Wright, President of Merit Technology Group, a division of Merit Medical Systems, Inc., is the brother-in-law of Fred P. Lampropoulos, the Chairman of the Board, Chief Executive Officer and President of the Company.  During the year ended December 31, 2007, the Company paid to Mr. Wright total compensation (including salary and bonus) of $219,664.  Mr. Wright is also eligible to participate in the Company’s incentive programs and received options to purchase 15,000 shares of Common Stock at a price of $12.13, vesting over a 5-year period, in 2007.

AUDIT COMMITTEE REPORT

The Audit Committee met four times during 2007 to review the Company’s accounting practices and procedures with the Company’s management and representatives of the Company’s independent registered public accounting firm and to review the quarterly and annual financial statements of the Company.  All members of the Audit Committee attended all such meetings.  The Audit Committee reviewed with the Company’s independent registered public accounting firm and management the financial information included in the audited financial statements.  All members of the Audit Committee are “independent,” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process.  The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit.  The Audit Committee reviews these processes on behalf of the Board of Directors.  The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Audit Committee has also reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the opinion of the Company’s independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent registered public accounting firm its independence.  The Audit Committee has also considered whether the provision of the non-audit services described below under the caption Proposal No. 3 Ratification of Selection of Auditor, is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Commission.

AUDIT COMMITTEE

Richard W. Edelman, Chairman

Rex C. Bean

James J. Ellis

PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table sets forth information as of March 25, 2008, with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each NEO and by all directors and executive officers as a group.  Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.  Percentages are based on 27,573,325 shares of Common Stock outstanding as of March 25, 2008.

	Beneficial Ownership
	Number of Shares	Percentage of Class

Principal Shareholders

Rutabaga Capital Management (1)	3,118,458	11.3%
64 Broad Street, Boston, MA 02109

Barclays Base Global Investors, NA (1)	1,734,497	6.3%
45 Freemont Street, San Francisco, CA 94105

Accipiter Life Sciences Fund, LP (2)	1,673,322	6.1%
399 Park Avenue, NY, NY 10022

Officers, Directors and Nominees

Fred P. Lampropoulos (3) (4)	1,429,149	5.1%

Kent W. Stanger (3) (4)	942,159	3.4%

Rex C. Bean (4)	356,020	1.3%

Michael E. Stillabower, M.D. (4)	144,543	*

James J. Ellis (4)	114,545	*

Rashelle Perry (3) (4)	84,884	*

Richard W. Edelman (4)	80,876	*

Martin R. Stephens (3) (4)	55,825	*

Arlin D. Nelson (3) (4)	52,017	*

Frank J. Miller, M.D. (4)	36,521	*

Total of Officers and Directors	3,296,539	11.3%

* Represents holdings of less than 1%

(1)                    Based upon the most recent Schedules 13G available on the website of the Securities and Exchange Commission as of March 25, 2008.

(2)                    According to a joint filing of Schedule 13G filed with the Securities and Exchange Commissions on December 31, 2007, Accipiter Life Sciences Fund, LP (“ALSF”),  Accipiter Life Sciences Fund (Offshore), Ltd. (“Offshore”), Accipiter Life Sciences Fund II, LP (“ALSF II”),  Accipiter Life Sciences Fund II (Offshore) (“Offshore II”), Accipiter Life Sciences Fund II (QP), LP (“QP II”), Accipiter Capital Management, LLC (“Management”), Candens Capital, LLC (“Candens”) and Gabe Hoffman.  Gabe Hoffman is the managing member of Candens, which in turn is the general partner of ALSF, ALSF II, and QP II.  Gabe Hoffman is the managing member of Management, which in turn is the investment manager of Offshore and Offshore II.  Gabe Hoffman, ALSF, ALSF II, Offshore, Offshore II, QP II, Management and Candens may be considered a “group” under Section 13d-3 of the Securities Exchange Act of 1934 and may be deemed as the beneficial owners of all the shares of Common Stock held by ALSF, ALSF II, Offshore, Offshore II and QP II.

(3)                    The computations above include the following share amounts that are held in the Company’s 401(k) Profit Sharing Plan on behalf of participants:  Fred P. Lampropoulos, 61,074 shares; Kent W. Stanger, 54,195 shares; Rashelle Perry, 580 shares; Martin R. Stephens, 5,425 shares;  Arlin D. Nelson, 903 shares; and all executive officers and directors as a group, 122,177 shares.

(4)                    The computations above include the following share amounts that are subject to options exercisable within 60 days  of March 25, 2008, none of which have been exercised:  Fred P. Lampropoulos 588,432 shares; Kent W. Stanger 317,877 shares; Rex C. Bean 122,321 shares; Michael E. Stillabower M.D. 122,321 shares;  James J. Ellis 94,544 shares; Rashelle Perry 82,224 shares; Richard W. Edelman 80,876 shares; Martin R. Stephens 43,000 shares; Arlin D. Nelson 51,114 shares; Franklin J. Miller, M.D. 20,100 shares; and all executive officers and directors as a group  1,522,809 shares.

PROPOSAL NO. 2 — AMENDMENT OF ARTICLE IV OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

The Board of Directors proposes to amend the Articles of Incorporation of the Company, as currently amended, for the  purpose of increasing the  number of authorized shares of capital stock of the Company from 55 million shares of capital stock, consisting of 50 million shares of Common Stock and five million shares of preferred stock, no par value (the “Preferred Stock”) to 105 million shares of capital stock, consisting of 100 million shares of Common Stock and five million shares of Preferred Stock.  A copy of the proposed Articles Amendment is attached hereto as Appendix A. If the Articles Amendment is approved at the Annual Meeting, the Company intends to promptly sign the Articles Amendment and file the same with the Utah Division of Corporations and Commercial Code.

The Board of Directors recommends that shareholders vote FOR the Articles Amendment.

Principal Effect and Purpose of Proposed Articles Amendment.

The principal effect of the proposed Articles Amendment would be increase the number of shares of capital stock the Company is authorized to issue to 105 million shares, consisting of 100 million shares of Common Stock and five million shares of Preferred Stock. Under the Company’s existing Articles of Incorporation, as amended, the Company is presently authorized to issue 55 million shares of capital stock, consisting of 50 million shares of Common Stock and five million shares of Preferred Stock.  Of the authorized shares of capital stock, 27,573,325 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of March 25, 2008.  In addition, as of March 25, 2008, approximately 5,000,000 shares of Common Stock were subject to outstanding options or reserved for the grant of future awards pursuant to the Merit Medical Systems, Inc. Stock Incentive Plan and the Merit Medical Systems, Inc. 2006 Long-term Incentive Stock Option Plan.  As of March 25, 2008, there were an additional 56,000 shares of Common Stock subject to outstanding warrants.  None of the authorized shares of Preferred Stock are issued, outstanding or subject to any outstanding options or warrants or reserved for any specific purpose, except that 1,000,000 shares of Preferred Stock are designated as Series A Junior Participating Preferred Stock and are reserved for issuance pursuant to a Rights Agreement dated August 27, 1997, between the Company and Zions First National Bank.

The Board of Directors has approved the Articles Amendment, and is recommending it for approval by the Company’s shareholders, primarily because the Board of Directors is concerned that the number of shares of Common Stock currently available for issuance pursuant to the Company’s Articles of Incorporation, as amended, may prove insufficient for acquisition, stock split and other opportunities that may arise during the next few years. The Company has effected a forward stock split four times since 2001.  In addition, the Company has issued shares of Common Stock or granted warrants to purchase shares of Common Stock in connection with acquisitions of other businesses or their assets.  The Company has used options or warrants on shares of Common Stock to provide incentive compensation to the Company’s employees, officers, directors and other service providers.  The Board of Directors believes these past issuances of Common Stock have benefited the shareholders of the Company by permitting the Company to continue to expand its operations and attract talented service providers. The Board of Directors believes it is possible that, in the next few years, the Company may effect additional forward stock splits or acquire additional businesses or assets using shares of Common or Preferred Stock as consideration.  The Board of Directors also anticipates that it will continue to grant incentive awards, based on shares of Common Stock, to employees, officers, directors and service providers of the Company.  The Board of Directors may also determine to use additional authorized shares of Common or Preferred Stock for other purposes, such as raising capital.  A key objective of the Articles Amendment is to ensure that a sufficient number of shares of capital stock are available for the above described, and other possible, transactions during the next few years.

Approving the Articles Amendment will result in a significant number of authorized but unissued shares, which could create a number of concerns for the Company’s shareholders. Among those concerns, is the ability of the Board of Directors to issue any or all of those shares at any time, and from time to time, as the Board of Directors sees fit.  The large number of authorized but unissued shares could be used for any purpose approved by the Board of Directors. Those purposes could include merger, acquisition or capital financing transactions in which the percentage ownership of the Common Stock held by the Company’s existing shareholders would be significantly diluted. Those purposes could also include grants of shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock, to employees, officers, directors (including the members of the Board who possess the authority to determine whether and in what amount such grants should be made), consultants or other parties. Those purposes could also include other transactions with third parties (including directors of the Company or their affiliates), in which the Board of Directors determines that shares of Common Stock should be issued in exchange for consideration provided by the other party.  Any future issuance may have the effect of diluting the stock ownership and voting power of the currently outstanding shares of Common Stock.  The earnings per share and book value per share of the Company may also be diluted upon future issuances. There can be no assurance, nor can the Board of Directors predict, what effect, if any, the amendment will have on the market price of the Common Stock.

Approval of the Articles Amendment could also be construed as having an anti-takeover effect.  The Board of Directors could, subject to its fiduciary duties, applicable law, and stock exchange listing requirements, discourage, or make more difficult, efforts to obtain control of the Company by issuing additional shares in order to dilute the voting power of a person seeking control.  For example, the Board of Directors could issue additional shares to facilitate the operation of shareholders rights plans or other programs, efforts or initiatives which could delay or defeat efforts to remove existing management of the Company.  The Board of Directors could also frustrate a merger, tender offer, proxy contest, or hostile takeover by causing the additional authorized shares to be issued to holders who side with the Board of Directors in opposing such a takeover or change of control transaction.  Such actions may limit the ability of the Company’s shareholders to dispose of their shares at the higher prices generally available in such transactions.  The amendment may also be construed as giving the Company’s current management and Board of Directors the ability to retain their positions and resist changes that the Company’s shareholders feel should be made upon their dissatisfaction with the conduct of our business. Furthermore, additional shares of Common Stock could be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Company’s existing Bylaws or Articles of Incorporation would or would not, as applicable, receive the requisite vote.

Effect of Future Issuances of Common Stock.

The authorized number of shares of capital stock represents the maximum number of shares of capital stock that the Board of Directors  can issue  without obtaining  shareholder  approval  to amend  the  Articles  of  Incorporation  to increase  such  number.  If the Articles Amendment is approved, the number of additional shares of capital stock available for issuance by the Board of Directors without further shareholder approval will increase from approximately 17,362,704 shares of Common Stock to approximately 67,362,704 shares of Common Stock (taking into account all shares issued, outstanding or reserved for issuance).  The Articles Amendment would not affect the number of shares of Preferred Stock available for issuance by the Board of Directors.  Each time additional shares of Common Stock are issued, the voting rights, dividend rights and other rights of each previously issued share of Common Stock are reduced proportionately.  If the Articles Amendment is approved, the current holders of the Common Stock will experience dilution if additional shares of Common Stock are issued in the future.

PROPOSAL NO. 3 — RATIFICATION OF SELECTION OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche LLP, (“Deloitte”) independent registered public accountants, to audit the financial statements of the Company for the  year ending December 31, 2008, subject to ratification by the Company’s shareholders.  Deloitte has acted as the independent public accounting firm for the Company since 1987.  The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Fees Paid to the Company’s Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of the Company’s consolidated financial statements and fees billed or other services rendered by Deloitte for the years ended December 31, 2007 and December 31, 2006.

	2007	2006
Audit Fees (1)	$568,000	$420,000
Audit-Related (2)	26,000	29,000
Tax (3)	114,000	196,000
All Other (4)	19,000	54,000
Total	$727,000	$699,000

(1)         Audit Fees:  The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Firms”) for professional services rendered for the audit and reviews of the Company’s financial statements filed with the SEC on Forms 10-K and 10-Q.  Audit fees for 2007 and 2006 also include fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting and the audit of the effectiveness of the Company’s internal control over financial reporting under section 404 of the Sarbanes-Oxley Act of 2002.

(2)  Audit-Related Fees:  The aggregate fees billed by the Deloitte Firms for all audit-related services, consisting of an audit of the Company’s employee benefit plan and review of other SEC filings.

(3)  Tax Fees:  The aggregate fees billed by the Deloitte Firms for tax compliance, tax advice and tax planning.

(4) All Other Fees:  The aggregate fees billed by the Deloitte Firms for all other non-audit services consisted of consulting on acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants.  The Audit Committee approves or pre-approves all services provided by the Company’s public accountants.  Permitted services include audit and audit-related services, tax and other non-audit related services.  Certain services are identified as restricted.  Restricted services are those services that may not be provided by the Company’s external public accountants, whether identified in statute or determined in the Company’s opinion to be incompatible with the role of an independent auditor.   All fees identified in the preceding table were approved by the Audit Committee.  During 2007, the Audit Committee reviewed all non-audit services provided by the Company’s independent registered public accounting firm, and concluded that the provision of such non-audit services was compatible with maintaining the independence of the external public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting.  If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

In order to be included in the Proxy Statement and form of proxy relating to the Company’s annual meeting of shareholders to be held in 2009, proposals that shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 2009 must be received by the Secretary of the Company at the Company’s executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 31, 2008.  Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company’s annual meeting of shareholders to be held in the 2009 calendar year but fails to notify the Company of that intention prior to March 15, 2009, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, without discussion of the matter in the Proxy Statement soliciting the proxy and without the matter appearing as a separate item on the proxy card.

ADDITIONAL INFORMATION

The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of that person, a copy of the Company’s 2007 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Commission.  Written requests for that information should be directed to the Secretary of the Company at the address on the first page of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Company will deliver one copy of this Proxy Statement to each address where multiple record holders of its Common Stock reside, unless it has received instructions from a shareholder to the contrary.  The Company will promptly deliver another copy of this Proxy Statement to any holder of its Common Stock living at a shared address where it has delivered only one Proxy Statement.  Stockholders wishing to receive another copy of the Proxy Statement may deliver such request in writing to the Secretary of the Company at the address on the first page of this Proxy Statement.

Appendix A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MERIT MEDICAL SYSTEMS, INC.

May 21, 2008

In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”), MERIT MEDICAL SYSTEMS, INC., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.             The name of the Corporation is MERIT MEDICAL SYSTEMS, INC.

2.             The first full paragraph of Article IV of the Articles of Incorporation of the Corporation, as amended to date, shall be amended and replaced in its entirety as follows (the “Amendment”):

The total number of shares of capital stock which the corporation shall have the authority to issue is one hundred five million (105,000,000), of which five million (5,000,000) shall be shares of preferred stock, no par value (hereinafter called “Preferred Stock”), and one hundred million (100,000,000) shall be shares of common stock, no par value (hereinafter called “Common Stock”).

3.             The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.             The Amendment was adopted as of May 21, 2008 in accordance with the provisions of the Act.

5.             The designation, number of outstanding shares, number of votes entitled to be cast, number of shares indisputably representing at the meeting at which the Amendment was considered, and the total number of votes cast for, and against, the Amendment by the sole voting group entitled to vote on the Amendment were as follows:

Designation, Number of Outstanding Shares and Number of Votes Entitled to be Cast by Sole Voting Group Entitled to Vote on the Amendment	Number of Votes Indisputably Represented at the Meeting	Number of Votes Cast For the Amendment	Number of Votes Cast Against the Amendment or Abstaining From Voting
[ ] shares of Common Stock	[ ]	[ ]	[ ]

The number of votes cast for the Amendment was sufficient for approval.

IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation as of the date first written above.

MERIT MEDICAL SYSTEMS, INC.,
a Utah corporation

By:	/s/ Kent W. Stanger
Its:	Chief Financial Officer

MAILING ADDRESS

If, upon completion of filing of the above Articles of Amendment, the Utah Division of Corporations and Commercial Code elects to send a copy of the Articles of Amendment to the Corporation by mail, the address to which the copy should be mailed is:

Merit Medical Systems, Inc.

1600 Merit Parkway

South Jordan, Utah  84095

Attn: Rashelle Perry

MERIT MEDICAL SYSTEMS, INC.

1600 W MERIT PKWY

SOUTH JORDAN, UT

84095

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M.  Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Merit Medical Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.  Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Merit Medical Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MMSYS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERIT MEDICAL SYSTEMS, INC.		For	Withhold	For All
		All	All	Except
Vote On Directors
1.	ELECTION OF TWO DIRECTORS, each to serve a term of three years and until his successor has been duly elected and qualified.	☐	☐	☐
Nominees:
01) James J. Ellis
02) Kent W. Stanger

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposals		For	Against	Abstain

2.

AMENDMENT OF ARTICLE IV OF THE COMPANY’S ARTICLES OF INCORPORATION to increase the number of shares of authorized capital stock of the Company from 55,000,000 shares to 105,000,000 shares, of which 5,000,000 shares shall be shares of preferred stock, no par value, and 100,000,000 shares shall be shares of common stock, no par value.

		☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2008.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name,  by authorized officer. If a partnership, please sign in partnership name by authorized person.)

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials.  Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

PROXY

MERIT MEDICAL SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the “Company”), held of record by the undersigned on March  25, 2008 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s Corporate Offices, 1600 West Merit Parkway, South Jordan, Utah 84095, on Wednesday, May 21, 2008, at 3:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.